002 Putnam Fund for Growth and Income attachment
4/30/04 Semi-annual

Because of the electronic format for filing Form N-SAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

53A	Putnam Management has agreed to assume certain expenses
incurred by the fund in connection with allegations of improper short-term trading activity. During the funds period ended April 30, 2004, legal, shareholder servicing and communication, audit, and Trustee fees incurred by the fund and assumed by Putnam Management were $427,343.

72DD1 		Class A	119,406
		Class B	19,159
		Class C	610

72DD2		Class M	1,089
		Class R	-
		Class Y	16,694

73A1		Class A	.153
		Class B	.088
		Class C	.084

74A2		Class M	.106
		Class R	.132
		Class Y	.175

74U1		Class A	729,514
		Class B	204,623
		Class C	6,648

74U2		Class M	8,984
		Class R	1
		Class Y	92,680

74V1		Class A	17.73
		Class B	17.47
		Class C	17.66

74V2		Class M	17.61
		Class R	17.72
		Class Y	17.77